Exhibit 99




               OMI ANNOUNCES TERMINATION OF STANDSTILL AND SUPPORT
                       AGREEMENTS WITH HAJI-IOANNOU FAMILY


STAMFORD, CONN. - JUNE 30, 2004 - OMI Corporation (NYSE:OMM), a leading international provider of seaborne transportation services for crude oil and petroleum products, today announced that the standstill and support agreements entered into with Stelios Haji-Ioannou and certain members of his family relating to its previously announced offer to merge with Stelmar Shipping (NYSE:
SJH) have been terminated in accordance with their terms.

Craig H. Stevenson, Chairman and CEO of OMI said, "In light of our recent acquisitions of vessels from Athenian Sea Carriers and Arcadia Ship Management, and our recently announced equity offerings, which have had a positive impact on OMI, we will no longer pursue a transaction with Stelmar under the specific terms outlined in the agreements with the Haji-Ioannou family."

ABOUT OMI CORPORATION

OMI Corporation is a leading international provider of seaborne transportation services for crude oil and petroleum products. Headquartered in Stamford, Connecticut, OMI has a fleet of 37 vessels, with an average age of approximately
6.3 years, aggregating approximately 3.0 million dwt and has six vessels on order at shipyards aggregating approximately 232,000 dwt. In addition, the Company has recently announced it had reached an agreement in principle for the purchase of an additional 12 vessels from Athenian Sea Carriers, Ltd. and two further vessels from Arcadia Ship Management. The Company is engaged in two aspects of vessel operation -- technical operation and commercial operation. OMI is the commercial operator of all its wholly owned vessels and a subsidiary, OMI Marine Services, LLC, is the technical operator. The Company has earned a reputation for safety and excellence in providing transportation services to independent and state-owned oil companies, major oil traders, government agencies and various other entities.

FORWARD-LOOKING INFORMATION

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provided for under these sections. Forward-looking statements may include the words "would", "believes," "anticipates" or similar expressions. Where OMI expresses an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. All subsequent written and oral forward-looking statements attributable to

                                                                      Exhibit 99


persons acting on OMI's behalf are expressly qualified in their entirety by the cautionary statements. OMI disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

              CONTACT: Citigate Sard Verbinnen
                       Jim Barron / Kim Levy, 212-687-8080
                       jbarron@sardverb.com